Exhibit 99.2

SULLIVAN & CROMWELL LLP

June 26, 2011

James J. Bender

Senior Vice President and General Counsel

The Williams Companies, Inc.

One Williams Center

P.O. Box 2400

Tulsa, OK 74102-2400

Dear Mr. Bender:

I am writing on behalf of the Special Committee (the “Special Committee”) of the Board of Directors of Southern Union Company (the “Company”) to request clarification of certain points from the letter, dated June 23, 2011, submitting a proposal by The Williams Companies, Inc (“Williams”) to acquire 100% of the issued and outstanding common stock of the Company at $39.00 per share payable in cash.  The Special Committee, with the advice and counsel of its financial and legal advisors, is evaluating the proposal made in your letter.  In order to better understand your proposal, including to determine whether your proposal is, or could reasonably be expected to lead to, a Superior Offer (as that term is defined in our merger agreement with Energy Transfer Equity, L.P.), the Special Committee requests written clarification of the following terms and conditions of your proposal.

Williams’ letter states:  “Our proposal is not subject to any financing contingency.  We have engaged Barclays Capital and Citi as financial advisors and financing sources for the transaction, and they have informed us that they are highly confident in our ability to finance the all-cash purchase price.”  In order to fully understand your proposal, the Special Committee requests that you clarify your ability to finance your proposal, including clarification of the financial metrics and coverage ratios supporting your contemplated financing, the nature and expected timing of any financing commitments you intend to secure and any other information that would be relevant to the Special Committee’s understanding of the financeability of your proposal and the certainty you are prepared to provide with respect thereto.

Williams’ letter also states:  “We have also reviewed the regulatory approvals required for a combination of our businesses.  We have developed a comprehensive plan for securing all necessary regulatory approvals and would be pleased to discuss this plan with you at your earliest convenience.”  When Mr. Armstong met on January 31 with Messrs. Lindemann and Herschmann, he provided a specific proposed course of action with respect to certain regulatory matters; the Special Committee would like to understand whether this course of action is still intended and would further like to understand in detail Williams’ plans for obtaining regulatory approvals, the actions Williams would commit to take to do so, the timing for taking these actions, and the implications for the timing and certainty of closing any transaction between the Company and Williams.

Williams’ responses to the foregoing questions will be helpful in the Special Committee and the Board’s understanding of your proposal, including whether it is, or could reasonably be expected to lead to, a Superior Offer.  Your prompt response would be appreciated.

Very truly yours,

Joseph B. Frumkin

cc:	Thomas N. McCarter, III
Frederick H. Alexander, Esq.
Don M. Glendenning, Esq.
Richard Hall, Esq.